UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 13, 2012

PARKER DRILLING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas
(Address of principal executive offices)

77046
(Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 - Regulation FD Disclosure.

Parker Drilling Arctic Operating, Inc., a wholly-owned subsidiary of Parker Drilling Company (the “Company”), is party to a drilling contract (the “Contract”) with BP Exploration (Alaska), Inc. (“BP”) for two new Arctic Alaska Drilling Units (“AADUs”) being constructed by the Company.  Pursuant to the Contract, Rigs 272 and 273 are currently on Alaska’s North Slope undergoing commissioning activities in preparation for acceptance testing by BP and commencement of operations.  On January 3, 2012, the Company received a letter from BP stating BP’s belief that the Company’s failure to supply operationally-ready rigs by December 31, 2011 constituted a default under the Contract.  The letter also proposed a meeting between the parties.  The Company disagrees that default is in effect under the Contract.

On January 11th and January 13th, the Company and BP met to discuss technical and schedule-related issues concerning the rigs.  Talks are ongoing, including discussions regarding possible timeframes when the rigs could undergo acceptance testing.  The Company continues to work diligently to complete commissioning of the rigs in preparation for acceptance testing.  The AADUs are a new class of drilling rig incorporating some of the most advanced features available in the global land rig market.  The recent schedule delay is to allow the Company to modify the rigs to meet their design and functional requirements. The need for the modifications was determined as a result of comprehensive safety, technical and operational reviews during the recent commissioning activities of these prototype rigs.

Item 2.02 - Results of Operations and Financial Condition and Item 2.06 - Material Impairments.

As a result of the extended construction and commissioning schedule and related increased costs, the current estimated cost of the two rigs combined is approximately $385 million, which includes capitalized interest of approximately $49 million.  In accordance with the applicable accounting literature, the Company compared the fair value of the two rigs to their carrying value as of December 31, 2011, and on January 13, 2012 determined the rigs were impaired because their carrying value exceeded their fair value.  As a result, the Company expects to incur a pre-tax, non-cash charge for the fourth quarter of 2011 of approximately $171 million, or $0.95 per share after tax, in order to record the two rigs at fair value.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

Dated: January 17, 2012	By:	/s/ David C. Mannon
David C. Mannon
President and Chief Executive Officer